                                                                      EXHIBIT 15


               LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION



October 25, 2000


UnitedHealth Group:

We are aware that UnitedHealth Group has incorporated by reference in its Registration Statement on Form S-4 its Form 10-Q for the quarters ended June 30, 2000 and 1999, which includes our report dated August 3, 2000 and Form 10-Q for the quarters ended March 31, 2000 and 1999, which includes our report dated May 4, 2000, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP